PROSPECTUS SUPPLEMENT DATED FEBRUARY 2, 2004	FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated April 15, 2002)	SEC FILE NO. 333-85622

SUNRISE SENIOR LIVING, INC.

$125,000,000
5 1/4% Convertible Subordinated Notes due February 1, 2009
and
the Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to resales by the holders of 5 1/4% Convertible Subordinated Notes due February 1, 2009 of Sunrise Senior Living, Inc. (formerly Sunrise Assisted Living, Inc.) and the common stock, par value $0.01 per share, issuable upon conversion of the notes. This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated April 15, 2002, as supplemented August 8, 2002, October 15, 2002 and December 20, 2002, which are to be delivered with this prospectus supplement.

     The selling securityholder table, appearing under the heading “Selling Securityholders” beginning on page 17 of the accompanying prospectus (as previously supplemented by the prospectus supplements dated August 8, 2002, October 15, 2002 and December 20, 2002, copies of which also are to be delivered with this prospectus supplement) hereby is supplemented further by the information included in the table below. Based on the 22,403,634 shares of our common stock that were outstanding on March 31, 2002, the selling securityholder named in the table below will not beneficially own 1% or more of our common stock after completion of the offering.

		Shares of Common		Shares of Common
		Stock Owned Prior		Stock Owned After
	Principal Amount of	to the	Shares of Common	Completion
Name of Selling Securityholder	Notes Owned	Offering(1)(2)	Stock Offered (2)	of the Offering

Coastal Convertibles, LTD	$1,000,000	27,901	27,901	—

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes conversion of the notes into shares of common stock at a conversion rate of 27.9018 shares per $1,000 principal amount of notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances. See “Description of the Notes—Conversion Rights.” Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Cash will be paid instead of any fractional shares.

     Neither the selling securityholder named above nor any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

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